Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:

Gary Ross	Brian Lantz
847-484-4456	847-484-4574
gary.ross@FBHS.com	brian.lantz@FBHS.com

FORTUNE BRANDS HOME & SECURITY ANNOUNCES EXPIRATION OF STOCKHOLDER RIGHTS PLAN

DEERFIELD, Ill. – October 4, 2012 – Fortune Brands Home & Security (NYSE: FBHS), an industry-leading home and security products company, today announced the Company’s stockholder rights plan expired, in accordance with its terms, on October 3, 2012. Stockholders are not required to take any action as a result of this expiration. The Company adopted the plan in advance of its spin-off from Fortune Brands, Inc. on October 3, 2011.

“In view of the circumstances at the time the company was preparing to become an independent, publicly-traded business, adopting a stockholder rights plan was an appropriate step to protect stockholders,” said Chris Klein, chief executive officer, Fortune Brands Home & Security. “After customary evaluation of our corporate governance practices and policies, and after considering the performance of our business and stock over the past year and other factors, the Board decided to permit the stockholder rights plan to terminate upon the expiration of its initial one-year term.”

About Fortune Brands Home & Security, Inc.

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The company’s trusted brands include Master Lock security products, MasterBrand cabinets, Moen faucets, Simonton windows and Therma-Tru entry door systems. FBHS holds market leadership positions in all of its segments. The company’s 16,000 associates generated more than $3.3 billion in net sales in 2011. FBHS is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

Source: Fortune Brands Home & Security

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